Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 2, 2014, in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-192331) and related Prospectus of KBS Strategic Opportunity REIT II, Inc. for the registration of $180,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
August 8, 2014